May 3, 2000



Board of Directors
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024

Ladies and Gentlemen:

         We have acted as local counsel to Frontier Oil Corporation, a Wyoming corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to 1,200,000 shares (the "Shares") of the Company's common stock, no par value, pursuant to the Company's Employee Stock Option Plan (the "Plan").

         In connection herewith, we have examined copies of such statues, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

         Based upon the foregoing and have due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,




                                                     BROWN, DREW & MASSEY, LLP




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